Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO Reports third quarter 2020 Results

HOUSTON, TX, October 26, 2020 — National Oilwell Varco, Inc. (NYSE: NOV) today reported third quarter 2020 revenues of $1.38 billion, a decrease of seven percent compared to the second quarter of 2020 and a decrease of 35 percent compared to the third quarter of 2019. Net loss for the third quarter of 2020 improved $38 million sequentially to $55 million, or -4.0 percent of sales, which included non-cash, pre-tax charges (“other items,” see Other Corporate Items for additional detail) of $62 million. Adjusted EBITDA (operating profit excluding depreciation, amortization, and other items) decreased $13 million sequentially to $71 million, or 5.1 percent of sales.

“Despite the sharp contraction in demand for oil and gas-related products and services caused by the global pandemic, our team’s solid execution on cost reduction and working capital initiatives continues to exceed expectations, resulting in $323 million in cash flow from operations and a reduction in net debt to $339 million during the third quarter of 2020,” commented Clay Williams, Chairman, President and CEO.

“While our third quarter bookings were light and market conditions remain challenging, we are seeing some encouraging signals in the marketplace. In North America, we believe drilling activity has bottomed and is likely to rise modestly from current levels. In our international markets, we are seeing more of our customers return to work and fewer COVID-19-related logistical disruptions. As a result, our Rig Technologies and Completion & Production Solutions segments have both seen significant increases in tendering activity, giving us confidence that order intake is likely to improve in the fourth quarter.”

Wellbore Technologies

Wellbore Technologies generated revenues of $361 million in the third quarter of 2020, a decrease of 18 percent from the second quarter of 2020 and a decrease of 54 percent from the third quarter of 2019. The sequential decline in revenue was a result of a full quarter impact of sharp reductions in North American drilling activity that occurred during the second quarter and continued declines in international drilling activity. Operating loss was $50 million, or -13.9 percent of sales, and included $26 million of other items. Adjusted EBITDA was $21 million, or 5.8 percent of sales, as cost-savings initiatives limited decremental leverage (the change in Adjusted EBITDA divided by the change in revenue) to 26 percent.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $601 million in the third quarter of 2020, a decrease of two percent from the second quarter of 2020 and a decrease of 17 percent from the third quarter of 2019. Operating profit was $25 million, or 4.2 percent of sales, and included $23 million in other items. Strong execution on international and offshore project backlogs partially offset declines in shorter-cycle businesses. Adjusted EBITDA decreased seven percent sequentially to $63 million, or 10.5 percent of sales.

New orders booked during the quarter totaled $169 million, representing a book-to-bill of 43 percent when compared to the $394 million of orders shipped from backlog. At September 30, 2020, backlog for capital equipment orders for Completion & Production Solutions was $789 million.

Rig Technologies

Rig Technologies generated revenues of $449 million in the third quarter of 2020, a decrease of six percent from the second quarter of 2020 and a decrease of 31 percent from the third quarter of 2019. Lower sales of rig capital equipment and aftermarket parts and services were partially offset by higher project revenues in the segment’s Marine Construction business, which continues to benefit from a growing number of offshore wind construction opportunities. Operating loss was $3 million, or -0.7 percent of sales, and included $12 million of other items. Adjusted EBITDA increased $14 million sequentially to $28 million, or 6.2 percent of sales.

New orders booked during the quarter totaled $57 million, representing a book-to-bill of 29 percent when compared to the $199 million of orders shipped from backlog. At September 30, 2020, backlog for capital equipment orders for Rig Technologies was $2.66 billion.

Other Corporate Items

During the third quarter, NOV generated $323 million in cash flow from operations and invested $49 million in capital expenditures. Additionally, NOV recognized $62 million in restructuring charges, primarily due to severance costs, facility closures and inventory reserves. See reconciliation of Adjusted EBITDA to Net Income.

On August 25, 2020, NOV completed a cash tender offer for $217 million of its 2.6 percent Unsecured Notes due 2022 using cash on hand. As of September 30, 2020, NOV had total debt of $1.82 billion, with $2.00 billion available on its primary revolving credit facility, and $1.49 billion in cash and cash equivalents.

Significant Achievements

NOV posted several notable wins in the offshore wind market including an order for the design and jacking system for the first Jones Act wind turbine installation vessel and another order for the design package of a large wind turbine installation vessel.

NOV was awarded a 10-year service contract by a major international oil company for its proprietary hot oil thermal desorption unit (HTDU) to treat oily drilling waste from rigs and FPSOs. The fully-automated system is the only system that handles waste with higher liquid contents that do not require dilution and will treat processed solids to the point that the client can dispose on-site or re-use the offtake in civil projects. Thus, the system will safely reduce the customer’s drilling fluid and handling expenses while also lowering its environmental footprint.

NOV introduced its Ideal™ eFrac offering to multiple customers and industry participants. The Ideal™ system is designed to accelerate the transition to environmentally-friendly electric fracturing by providing an eFrac option that has a total cost of ownership lower than not only other eFrac options currently in the market, but also lower than conventional diesel fleets. The Ideal™ system features a clean and simple rig up and significantly higher power density than its competition while maintaining the redundancy that efficient hydraulic fracturing operations require.

NOV continues to introduce new products and technologies that allow customers to achieve their ESG goals while concurrently improving their economics. NOV secured the first order for its Hydraulic Power Unit (HPU) Eco Boost system to a Norwegian drilling contractor. This system reduces power consumption by shaving power peaks on ring-line HPUs, simultaneously reducing emissions and lowering costs. In addition, NOV won a third order for its PowerBlade™ hybrid system to a Norwegian drilling contractor. The PowerBlade system captures the kinetic energy of the drilling hoisting system and recycles it to the rig’s power grid, reducing fuel consumption and lowering rig emissions.

NOV launched the Phoenix™ geothermal drill bit series, further expanding its footprint in the renewable energy market. The Phoenix™ drill bit series features high-performance ION™-shaped cutter technology, advanced HydroShear™ nozzle design, thermal index modeling, and NOV’s TORC™ components for superior depth-of-cut control technology to increase torsional stability, all combined into one design platform to drill farther and faster in hard rock environments. NOV’s new 12½-in. Phoenix FTKC76 drill bit drilled to total depth (TD) in a single run on a well in Indonesia, even though it was drilling through a very hard quartzite formation. This run saved the geothermal operator approximately two rig days. The same drill bit was successfully used on another well in Indonesia and managed to drill through approximately 1,312 ft of quartzite and 492 ft of granite.

NOV continues to support customers in their performance improvement initiatives through NOV’s automation lifecycle management program. A land drilling contractor and a North American operator jointly published data documenting that the NOVOS™ reflexive drilling system enabled a 50 percent average connection time savings on a Permian Basin well. Additionally, a European operator reported that NOV’s automation program improved utilization significantly and slip-to-slip times by 25 percent on the multi-machine control (MMC) system on one of its drilling rigs.

NOV won a flexible pipe supply contract for the Sangomar Phase 1 project offshore Senegal. The contract covers up to eight dynamic risers to be installed in a lazy wave configuration and up to 47 associated jumpers and flowlines, equaling approximately 28km of flexible pipe and associated ancillary components.

NOV continues to push the boundaries of drill bit technology through its ReedHycalog business unit, enabling record-setting drilling performance in some of the world’s most challenging conditions. In Saudi Arabia, NOV’s 12¼-in. TKC66 Falcon™ design enabled a customer to extend the lateral from 10,000 to 16,000 feet and achieve the highest ROP in the Dammam field. In Qatar, an IOC customer utilized NOV’s 17½-in. TKC76 drill bit to achieve a record run that was the first one-bit run achieved on a deepened section to TD. Further, NOV’s premium ION™ SaberTooth™ 12¼-in. Tektonic™ drill bit design not only drilled one of the fastest runs thus far in a Guyana campaign, but, after the run, the bit was deemed re-runnable and will be used as the primary drill bit on the 12¼-in. section of the well.

NOV secured a contract with a drilling contractor in China to upgrade 15 jack-up rigs with 60 Brandt™ shakers. NOV’s reputation for performance and cost-effective solutions was the differentiating factor that led the customer to choose NOV above the competition.

NOV signed a joint industry project contract with two multinational energy companies to launch a two-year research project in Brazil for the development of a new deepwater subsea automated pig launcher (SAPL). This new SAPL will be based on NOV’s design that won the New Technology Award at the 2019 Offshore Technology Conference. The SAPL will be ready for 10 pigs and have a target water depth of 3,000 meters (compared to the previous maximum of 1,000 meters). NOV’s solution provides automated, unmanned pig launching, eliminating the need for a second flowline for pigging purposes and reducing vessel time, which in turn lowers costs and reduces CO2 emissions by approximately 80 percent.

Third Quarter Earnings Conference Call

NOV will hold a conference call to discuss its third quarter 2020 results on October 27, 2020 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry that supports customers’ full-field drilling, completion, and production needs. Since 1862, NOV has pioneered innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019
Revenue:
Wellbore Technologies	$361	$793	$442	$1,494	$2,450
Completion & Production Solutions	601	728	611	1,887	1,972
Rig Technologies	449	649	476	1,482	1,923
Eliminations	(27)	(44)	(33)	(100)	(147)
Total revenue	1,384	2,126	1,496	4,763	6,198
Gross profit	139	151	137	500	469
Gross profit %	10.0%	7.1%	9.2%	10.5%	7.6%

Selling, general, and administrative	213	293	237	733	1,014
Goodwill and indefinite-lived intangible asset impairment	—	—	—	1,378	3,186
Long-lived asset impairment	—	12	—	513	2,199
Operating loss	(74)	(154)	(100)	(2,124)	(5,930)
Interest and financial costs	(21)	(25)	(22)	(65)	(75)
Interest income	—	4	2	5	16
Equity loss in unconsolidated affiliates	(11)	(4)	(6)	(250)	(6)
Other income (expense), net	(8)	(10)	(8)	(19)	(36)
Loss before income taxes	(114)	(189)	(134)	(2,453)	(6,031)
Benefit for income taxes	(61)	60	(47)	(264)	(323)
Net loss	(53)	(249)	(87)	(2,189)	(5,708)
Net (income) loss attributable to noncontrolling interests	2	(5)	6	6	2
Net loss attributable to Company	$(55)	$(244)	$(93)	$(2,195)	$(5,710)
Per share data:
Basic	$(0.14)	$(0.64)	$(0.24)	$(5.72)	$(14.95)
Diluted	$(0.14)	$(0.64)	$(0.24)	$(5.72)	$(14.95)
Weighted average shares outstanding:
Basic	385	382	385	384	382
Diluted	385	382	385	384	382

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,485	$1,171
Receivables, net	1,382	1,855
Inventories, net	1,745	2,197
Contract assets	555	643
Other current assets	209	247
Total current assets	5,376	6,113

Property, plant and equipment, net	1,994	2,354
Lease right-of-use assets	575	674
Goodwill and intangibles, net	2,009	3,659
Other assets	214	349
Total assets	$10,168	$13,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$476	$715
Accrued liabilities	852	949
Contract liabilities	371	427
Current portion of lease liabilities	111	114
Accrued income taxes	74	42
Total current liabilities	1,884	2,247

Lease liabilities	619	674
Long-term debt	1,824	1,989
Other liabilities	301	393
Total liabilities	4,628	5,303

Total stockholders’ equity	5,540	7,846
Total liabilities and stockholders’ equity	$10,168	$13,149

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(2,189)	$(5,708)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	270	433
Goodwill and indefinite-lived intangible asset impairment	1,378	3,186
Long-lived asset impairment	513	2,199
Working capital and other operating items, net	768	131
Net cash provided by operating activities	740	241

Cash flows from investing activities:
Purchases of property, plant and equipment	(173)	(166)
Business acquisitions, net of cash acquired	—	(180)
Other	13	78
Net cash used in investing activities	(160)	(268)

Cash flows from financing activities:
Payments against lines of credit and other debt	(217)	—
Borrowings against lines of credit and other debt	36	—
Cash dividends paid	(19)	(58)
Other	(56)	(15)
Net cash used in financing activities	(256)	(73)
Effect of exchange rates on cash	(10)	(14)
Increase (decrease) in cash and cash equivalents	314	(114)
Cash and cash equivalents, beginning of period	1,171	1,427
Cash and cash equivalents, end of period	$1,485	$1,313

NATIONAL OILWELL VARCO, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other items include impairment charges, inventory charges and severance and other restructuring costs.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019
Operating profit (loss):
Wellbore Technologies	$(50)	$42	$(67)	$(780)	$(3,234)
Completion & Production Solutions	25	(24)	42	(946)	(1,991)
Rig Technologies	(3)	(110)	(25)	(230)	(501)
Eliminations and corporate costs	(46)	(62)	(50)	(168)	(204)
Total operating loss	$(74)	$(154)	$(100)	$(2,124)	$(5,930)

Other items:
Wellbore Technologies	$26	$41	$62	$803	$3,384
Completion & Production Solutions	23	79	12	1,089	2,029
Rig Technologies	12	194	20	270	670
Corporate	1	—	8	25	11
Total other items	$62	$314	$102	$2,187	$6,094

Depreciation & amortization:
Wellbore Technologies	$45	$50	$47	$143	$234
Completion & Production Solutions	15	27	14	59	124
Rig Technologies	19	21	19	58	66
Corporate	4	4	2	10	9
Total depreciation & amortization	$83	$102	$82	$270	$433

Adjusted EBITDA:
Wellbore Technologies	$21	$133	$42	$166	$384
Completion & Production Solutions	63	82	68	202	162
Rig Technologies	28	105	14	98	235
Eliminations and corporate costs	(41)	(58)	(40)	(133)	(184)
Total Adjusted EBITDA	$71	$262	$84	$333	$597

Reconciliation of Adjusted EBITDA:
GAAP net loss attributable to Company	$(55)	$(244)	$(93)	$(2,195)	$(5,710)
Noncontrolling interests	2	(5)	6	6	2
Benefit for income taxes	(61)	60	(47)	(264)	(323)
Interest expense	21	25	22	65	75
Interest income	—	(4)	(2)	(5)	(16)
Equity loss in unconsolidated affiliate	11	4	6	250	6
Other (income) expense, net	8	10	8	19	36
Depreciation and amortization	83	102	82	270	433
Other items	62	314	102	2,187	6,094
Total Adjusted EBITDA	$71	$262	$84	$333	$597